EX-28.d.2.m

SUB-ADVISORY AGREEMENT

AGREEMENT dated this 7th day of January, 2008 among DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (“DFA”) and DIMENSIONAL FUND ADVISORS LTD., a company, a corporation organized under the laws of England (“DFAL”).
WHEREAS, DFA is the investment advisor to all the portfolios of the Fund, including DFA Selectively Hedged Global Fixed Income Portfolio and International Sustainability Core 1 Portfolio (the “Portfolios”); and
WHEREAS, the Portfolios invest United Kingdom and European securities, as categorized, defined, and limited in accordance with the Fund’s prospectus; and
WHEREAS, DFAL personnel have expertise in certain business areas pertinent to the business operations of the Portfolios and the selection of brokers or dealers and the execution of trades with respect to United Kingdom and European securities; and
WHEREAS, DFA wishes to retain DFAL as sub-advisor with respect to the Portfolios, and DFAL wishes to act as sub-advisor, upon the terms hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the parties hereto agree as follows:
1. Services To Be Performed.  DFA hereby employs, subject to approval by the Board of Directors of the Fund and supervision by DFA, DFAL to furnish, at DFAL’s expense, the services described below with respect to the Portfolios:
a. DFAL shall have the authority and responsibility to select brokers or dealers to execute purchases and sales of eligible securities for the Portfolios. Such authority and responsibility shall include, without limitation, the maintenance of a trading desk; the determination of the best and most efficient means of purchasing and selling such portfolio securities in order to achieve best price and execution; and the allocation of trades among brokers and dealers, including any affiliate of the Fund or of any investment advisor or affiliate thereof, subject to Section 17 of the Investment Company Act of 1940, as amended. In carrying out its obligations hereunder, DFAL will act with a view to the Portfolios' objectives as set forth in the Fund's prospectus and otherwise communicated to DFAL by DFA, including the objectives of receiving best price and execution for portfolio transactions and of causing as little price fluctuation in the market prices of stocks being purchased or sold as reasonably possible under prevailing market circumstances as well as in light of the size of the transaction being executed. DFA will advise DFAL of changes in the Fund's Articles of Incorporation, bylaws, and prospectus and any objectives not appearing therein as they may be relevant to DFAL's performance under this Agreement. DFA will furnish to DFAL reports on cash available for investment and needed for redemption payments. DFA shall be responsible to the Fund for the preparation of schedules of securities eligible for purchase and sale by the Portfolios ("execution schedules"), and shall prepare such schedules on at least a semiannual basis, it being understood that DFA may consult with DFAL in connection therewith, and may delegate to DFAL the preparation of such schedules. On at least a semi-annual basis DFA will review the Portfolios' holdings, make, itself or in consultation with DFAL, any necessary adjustments to the execution schedules and review the securities trading process and executions. DFAL is authorized to have orders executed for more or fewer shares than set forth on the execution schedules when market conditions and other factors permit or require, provided that such variances from the execution schedules are within the parameters agreed to by DFA, from time to time, or in specific cases.  DFAL shall report the results of all trading activities and all such other information relating to portfolio transactions for the Portfolios as DFA may reasonably request, on a daily basis to DFA and any other entity designated by DFA, including, without limitation, the custodian of the Fund.  DFAL shall review and coordinate its agency trading and execution strategies, practices, and results with DFA as frequently as reasonably requested.
b.	DFAL shall maintain, and periodically review with DFA and the Fund, policies and procedures necessary to ensure the effectiveness of on-line communications systems between DFAL, DFA, and the Fund.
c.
DFAL shall periodically provide DFA with data concerning the United Kingdom and European equity market; and it shall maintain and provide to DFA current financial information with respect to specific United Kingdom and European equity market stocks on the execution schedules.  DFAL shall also furnish DFA with advice and information regarding securities of United Kingdom and European equity market small companies and shall provide DFA with such recommendations in connection with the investment therein by the Portfolios as DFAL shall deem necessary and advisable in light of the investment objective and policies of the Portfolios.

3. Compensation.  For the services provided by DFAL hereunder, DFA shall pay DFAL a fee equal to £50,000 per year for each Portfolio, to be paid on a quarterly basis.  In the event that this Agreement is terminated at other than quarter-end, the fee for such quarter shall be prorated.
4. Liability of DFAL.  Except as provided by the next sentence, DFAL shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of DFAL in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement. The foregoing sentence does not apply to any liability which DFAL may have arising out of the execution by it or any of its employees, officers or agents of portfolio transactions for the Account.

5. Term.  This Agreement shall become effective on December 31, 2007, and shall remain in effect until December 31, 2009 unless sooner terminated as hereinafter provided and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved, at least annually, by:  (a) the vote of a majority of the Fund’s directors, or (b) the vote of a majority of the outstanding voting securities of the Portfolios, and (c) the vote of a majority of those directors who are not parties to this Agreement or interested persons of any such party (except as directors of the Fund) cast in person at a meeting called for the purpose of voting on such approval.  The terms “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings respectively set forth in Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.
This Agreement may be terminated by DFA or by DFAL at any time without penalty on ninety (90) days’ written notice to the other party hereto, and may also be terminated at any time without penalty by the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Portfolios on sixty (60) days’ written notice to DFAL by the Fund.

This Agreement shall automatically terminate in the event of its assignment.  The term “assignment” for this purpose shall have the meaning set forth in Section 2(a)(4) of the Investment Company of 1940 Act.
This Agreement shall automatically terminate with respect to the Portfolios in the event that the Investment Advisory Agreement for the Portfolios between DFA and the Fund is terminated, assigned, or not renewed.
6. Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices.

7. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any U.S. federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act") and any rules and regulations promulgated thereunder. The parties agree and consent to the jurisdiction of the State and federal courts of Maryland.

8. Schedules. Schedules to this Agreement form a part of it.

[signature page follows]

IN WITNESS WHEREOF, DFA, DFAL, and the Fund have caused this Agreement to be executed as of the day and year above written.
DIMENSIONAL FUND ADVISORS LP

By: DIMENSIONAL HOLDINGS INC.,
 General Partner

By: /s/ Valerie A. Brown
Name   Valerie A. Brown
 Title   Vice President

Dimensional Fund Advisors LTD.

By: /s/ David M. Salisbury
Name   David M. Salisbury
 Title   CEO

DFA INVESTMENT DIMENSIONS GROUP INC.

By: /s/ Jeff J. Jeon
Name   Jeff J. Jeon
 Title   Vice President

Schedule to Sub-Advisory Agreement

CUSTOMER CATEGORISATION

DFAL is authorised and regulated by the Financial Services Authority in the United Kingdom (the FSA"). DFAL has categorised DFA as a Professional Client (as defined in the FSA Rules) and DFAL will provide its services hereunder on that basis.

DFA has the right to request DFAL to categorise it as a retail client (as defined in the FSA Rules) either generally or in specific circumstances. However, if DFA were to request to be categorized as a retail client, DFAL would not be able to provide the services outlined in the Agreement as DFAL does not provide services to retail clients.

Any reference to "FSA Rules" shall means the rules, guidance, principles and codes comprised in the Handbook of Rules and Guidance issued by the FSA.

The parties understand and agree that such categorisation is not intended to, and does not, affect the relationship between and among the parties under the 1940 Act or the Advisers Act.
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